Exhibit 99.1

Metabolix Announces Third Quarter 2013 Financial Results

Launched New Compostable Resin and Performance Additive Products

Achieved New Technical Milestones in Biobased Chemicals Platform

CAMBRIDGE, Mass. — Nov. 5, 2013 — Metabolix, Inc. (NASDAQ: MBLX), an innovation-driven performance biomaterials company delivering sustainable solutions to the plastics, chemicals and energy industries, today reported financial results for the three months ended September 30, 2013.

“In the third quarter, we continued to make progress in the execution of our commercial strategy and in developing high value applications for our PHA products,” said Richard P. Eno, President and Chief Executive Officer.

“In biopolymers, we continue to develop markets for compostable film and bags, for performance additives and for applications requiring functional biodegradation. In October, we launched I6003rp, a new polymeric modifier for recycled PVC, and presented data on the product at a technical conference.  In September, we broadened our suite of film resins with the launch of Mvera B5010, a new certified compostable resin for film and bag applications. Mvera B5010 is a product developed in collaboration with Samsung Fine Chemicals.  We featured these products plus I6001, another PHA performance additive for flexible and semi-rigid PVC, at the recent K 2013 International Trade Fair held in Germany last month.”

Mr. Eno continued, “Engineering work is ongoing aimed at establishing commercial PHA manufacturing, and in parallel, we continue to advance our formulation expertise, which allows us to extend our inventory and optimize products to meet market needs.”

“In our chemicals platform, we recently achieved three key technical milestones in our program.    We demonstrated a process to efficiently recover ultra-high purity bio-GBL from fermentation broth.  We also showed that our fermentation process and P4HB technology can be adapted to produce deuterated bio-GBL.   In addition, we demonstrated the robust nature of our microbial strains for production of  biobased chemicals  based on the successful conversion of second generation, or cellulosic, sugars to PHA precursors for C3 (bioacrylic) and C4 chemicals,” added Mr. Eno.

THIRD QUARTER AND NINE MONTHS 2013 FINANCIAL OVERVIEW

Metabolix manages its finances with an emphasis on cash flow. The Company has maintained this focus and ended the third quarter with $25.7 million in unrestricted cash and investments. The Company’s net cash used for operating activities during the third quarter of 2013 was $5.9 million, which decreased from the net cash used of $6.3 million for the comparable quarter in 2012. Metabolix continues to have no debt.

Total revenue in the third quarter of 2013 was $0.9 million, compared to $0.7 million for the comparable quarter in 2012. The third quarter revenue consisted primarily of revenue from work performed on government research grants and product sales. Grant revenue of $0.6 million remained consistent over the same quarter of 2012, primarily as a result of work performed on the Company’s $6.0 million DOE grant. Biopolymer product orders of $0.2 million were shipped and billed during the Company’s third quarter of 2013. Revenue recognition was deferred for the majority of these shipments in accordance with the Company’s policy to defer product revenue for the greater of 60 days or until receipt of customer payment. During the third quarter, $0.3 million in product revenue was recognized, which is a $0.2 million increase over the comparable quarter of 2012, primarily attributable to the Company’s implementation of the current product revenue recognition policy during the third quarter of 2012 which resulted in limited revenue recognized during Q3 2012.

Cost of product revenue recognized was $0.5 million during the quarter ended September 30, 2013, compared to $0.3 million for the comparable period in 2012. The increase of $0.2 million was primarily attributable to an increase in associated product revenue recognized.

Research and development expenses were $4.6 million for the third quarter of 2013, compared to $4.9 million for the same period in 2012. The decrease of $0.3 million is primarily due to a $0.1 million reduction in employee compensation and benefits and a decrease in depreciation expense of $0.1 million. Selling, general and administrative expenses were $3.0 million for the third quarter of 2013 compared to $3.2 million for the comparable quarter in 2012. The decrease of $0.2 million is primarily attributable to a $0.2 million reduction in professional fees related to patent activities.

The Company reported a net loss of $7.3 million, or $0.21 per share, for the third quarter of 2013, as compared to a net loss of $7.7 million, or $0.23 per share, for the third quarter of 2012.

Revenue for the nine months ended September 30, 2013 was $4.5 million, compared to $40.9 million in the same period of 2012. The year-over-year decrease was primarily related to $38.9 million in deferred revenue that was recognized in 2012 as a result of the termination of the Telles joint venture in early 2012. Product revenue, grant revenue and research and development revenue increased by $1.4 million, $0.5 million and $0.6 million, respectively, during the nine months ended September 30, 2013 compared to the comparable period in 2012.

Cost of product revenue was $2.2 million during the nine months ended September 30, 2013, compared to $0.8 million for the comparable period in 2012. The $1.4 million increase is primarily attributable to an increase in associated product revenue recognized.

Research and development expenses were $14.4 million for the first nine months of 2013, compared to $16.0 million for the same period in 2012. The nine month decrease of $1.6 million is primarily the result of decreased employee compensation and benefit expenses of $1.0 million, reduced consulting fees of $0.3 million, and decreased depreciation expense of $0.3 million. Selling, general and administrative expenses were $9.7 million for the first nine months of 2013, as compared to $11.0 million for the comparable nine-month period in 2012. The decrease of $1.3 million is primarily the result of decreased employee compensation and benefit expenses of $0.7 million and a $0.4 million reduction in professional fees related to patent activities.

The Company reported a net loss of $21.9 million, or $0.64 per share, for the nine months ended September 30, 2013 compared to net income of $13.1 million, or $0.38 per share, for the same period in 2012.

The Company’s net cash used in operating activities during the nine months ended September 30, 2013 was $20.2 million, which represents a decrease in cash usage from $24.4 million for the comparable period in 2012. The $4.2 million decrease in net cash usage is primarily attributed to the Company’s payment of $3.0 million to Telles in early 2012 to acquire the inventory from the ended Telles joint venture, and reduced operating expenses period-over-period. The Company currently expects that its cash and investments, together with funds expected to be received from existing government research grants and expected product sales, will be sufficient to meet its projected operating requirements into the third quarter of 2014. The Company will attempt to obtain additional funding through public or private financing, collaborative arrangements with strategic partners or through additional credit lines or other debt financing sources, in order to increase the funds available to support future operations.

Conference Call Information

Metabolix management will host a conference call today at 4:30 p.m. (ET) to discuss the results of the third quarter. The Company also will provide an update on the business and answer questions from the investment community. A live webcast of the call with slides can be accessed through the Company’s website at http://www.metabolix.com in the investor relations section. To participate in the call, dial toll-free 877-709-8155 or 201-689-8881 (international).

To listen to a telephonic replay of the conference call, dial toll-free 877-660-6853 or 201-612-7415 (international) and enter pass code 100574. The replay will be available beginning at 7:30 p.m. (ET) on Tuesday, November 5, 2013 and will last through 11:59 p.m. (ET) on Tuesday, November 19, 2013. In addition, the webcast will be archived on the Company’s website in the investor relations section.

About Metabolix

Metabolix, Inc. is an advanced biomaterials company that is well positioned to address growing market demand for sustainable solutions in the plastics, chemicals and energy industries. The Company is developing and commercializing a family of high-performance biopolymers targeted to the markets for film and bag applications, performance additives and functional biodegradation. Metabolix’s biobased chemicals platform is focused on high-value segments and applications using its novel “FAST” recovery process. The Company also is developing a platform for co-producing plastics, chemicals and energy from crops. Metabolix has established an industry-leading intellectual property portfolio that, together with its knowledge of advanced industrial practice, provides a foundation for industry collaborations.

For more information, please visit www.metabolix.com.   (MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding expectations for establishing commercial PHA manufacturing; expected market demand for the Company’s PHA products; expected future financial results and cash requirements; plans for obtaining additional funding; and expectations for future research and development and collaborations constitute forward-looking statements.  Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Metabolix’s filings with the Securities and Exchange Commission, including its 10-K for the year ended December 31, 2012 filed on March 28, 2013. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Metabolix Inquiries:

Lynne H. Brum, (617) 682-4693, LBrum@metabolix.com

(FINANCIAL TABLES FOLLOW)

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue:
Revenue from termination of ADM collaboration	$—	$—	$—	$38,885
Product revenue	265	70	1,876	457
Grant revenue	563	576	1,871	1,415
Research and development revenue	—	—	618	—
License fee and royalty revenue	27	28	139	162
Total revenue	855	674	4,504	40,919

Costs and expenses:
Cost of product revenue	459	316	2,212	808
Research and development expenses	4,643	4,931	14,446	15,982
Selling, general, and administrative expenses	2,995	3,170	9,728	11,006
Total costs and expenses	8,097	8,417	26,386	27,796
Income (loss) from operations	(7,242)	(7,743)	(21,882)	13,123

Other income (expense):
Interest income, net	10	27	43	102
Other expense, net	(19)	(29)	(40)	(78)
Total other income (expense), net	(9)	(2)	3	24
Net income (loss)	$(7,251)	$(7,745)	$(21,879)	$13,147

Net income (loss) per share:
Basic	$(0.21)	$(0.23)	$(0.64)	$0.38
Diluted	$(0.21)	$(0.23)	$(0.64)	$0.38

Number of shares used in per share calculations:
Basic	34,516,051	34,243,792	34,435,129	34,188,146
Diluted	34,516,051	34,243,792	34,435,129	34,270,455

METABOLIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

UNAUDITED

(in thousands)

	September 30,	December 31,
	2013	2012
Assets
Cash, cash equivalents and short-term investments	$25,748	$43,773
Inventory	3,400	3,204
Other current assets	1,795	1,978
Restricted cash	619	594
Property and equipment, net	891	1,358
Long-term investments	—	2,508
Other assets	50	95
Total assets	$32,503	$53,510

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$3,612	$4,752
Short-term deferred revenue	450	1,067
Current portion of deferred rent	97	165
Other current liabilities	141	—
Other long-term liabilities	—	186
Total liabilities	4,300	6,170
Total stockholders’ equity	28,203	47,340
Total liabilities and stockholders’ equity	$32,503	$53,510

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

UNAUDITED

(in thousands)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities
Net loss	$(21,879)	$13,147
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	737	1,026
Charge for 401(k) company common stock match	356	350
Stock-based compensation	2,441	2,935
Inventory impairment	317	—
Changes in operating assets and liabilities:
Inventory	(513)	(3,028)
Deferred revenue	(617)	(37,900)
Other operating assets and liabilities	(1,056)	(954)
Net cash used in operating activities	(20,214)	(24,424)

Cash flows from investing activities
Purchase of property and equipment	(281)	(397)
Proceeds from sale of equipment	—	12
Change in restricted cash	(25)	28
Purchase of investments	(15,621)	(56,428)
Proceeds from sale and maturity of short-term investments	30,447	77,320
Net cash provided by investing activities	14,520	20,535

Cash flows from financing activities
Proceeds from options exercised	14	19
Net cash provided by financing activities	14	19

Effect of exchange rate changes on cash and cash equivalents	(20)	(2)

Net decrease in cash and cash equivalents	(5,700)	(3,872)
Cash and cash equivalents at beginning of period	14,572	21,277
Cash and cash equivalents at end of period	$8,872	$17,405